UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: August 6, 2012

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On August 6, 2012, Hornbeck Offshore Services, Inc., or the Company, announced that it intended to offer, subject to market and other conditions, approximately $260.0 million aggregate principal amount of convertible senior notes due 2019, or the new notes, through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

On August 8, 2012, the Company announced the pricing of the $260.0 million in aggregate principal amount of new notes and the entry into convertible note hedge and warrant transactions with counterparties that include affiliates of the initial purchasers. Subsequently on August 8, 2012, the initial purchasers of these notes exercised their option to purchase an additional $40.0 million of new notes, on the same terms announced in connection with the pricing. In connection with this exercise, the Company entered into additional convertible note hedge and warrant transactions with counterparties that include affiliates of the initial purchasers.

A copy of the press releases are attached as Exhibit 99.1 and Exhibit 99.2. Neither this report nor these press releases shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated August 6, 2012.

99.2	Press Release, dated August 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: August 9, 2012	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release, dated August 6, 2012.

99.2	Press Release, dated August 8, 2012